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                                                                     Exhibit 2.2
FAIRFAX News Release
Stock Symbol: FFH



TORONTO, March 11, 1999



                      FAIRFAX ADVISES THAT IT MAY PURCHASE
                          SHARES OF TIG IN THE MARKET

Fairfax Financial Holdings Limited announces that pending completion of its previously announced acquisition of TIG Holdings, Inc. through a merger transaction, which has been approved by the shareholders of TIG but remains subject to various regulatory approvals, it may from time to time purchase shares of TIG in the market. Pending such approvals. Fairfax may not purchase more than 10% of the outstanding shares of TIG.

Fairfax Financial Holdings Limited is a financial services holding company which, through its subsidiaries, is engaged in property, casualty and life insurance and reinsurance, investment management and insurance claims management.


                                      -30-


For further information contact:            John C. Varnell, Vice President
                                                  at (416) 367-4941










                       FAIRFAX FINANCIAL HOLDINGS LIMITED
        95 Wellington Street West, Suite 800, Toronto, Ontario, M5J 2N7
                  Telephone (416) 367-4941 Telecopier 367-4946